                                                                       EXHIBIT 6

                               DELTA CONNECTION
                                   AGREEMENT
                                   ---------


          This Agreement ("Agreement"), dated and effective the 1st of July, 1986, is between Delta Air Lines, Inc., Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 ("Delta"), and Atlantic Southeast Airlines, Inc., 1688 Phoenix Parkway, College Park, Georgia 30349 ("ASA").

          WHEREAS, Delta operates the Delta Connection program;

          WHEREAS, ASA desires to have Delta perform and provide various marketing, schedule and fare related, and other services for ASA in connection with the Delta Connection program;

          WHEREAS, Delta is willing to perform and provide various marketing, scheduling and fare related, and other services for ASA in connection with the Delta Connection program; and

          WHEREAS, this Agreement will enhance the ability of ASA and Delta to serve the public and the communities which they serve or may choose to serve;

          WHEREAS, Delta and ASA currently are parties to a Delta Connection Agreement dated August 6, 1984, as amended on October 5, 1985, and now wish to reconstitute that Agreement:

          Delta and ASA agree to the following:

ARTICLE 1.  FARES AND RULES PUBLICATION.
---------------------------------------

A. As agent for ASA, Delta will instruct appropriate publishing agents to publish ASA's fares, rules and related matters, and ASA hereby authorizes Delta to undertake such activities. Delta will use its best efforts to instruct such publishing agents of such information within twenty-four (24) hours of receipt of written or telex notification of the fares, rules, or other information which ASA desires to have published. Delta will advise ASA of the format in which fare, rule and other information must be submitted to Delta .

B. Delta is not responsible for determining or reviewing the accuracy of any information provided to Delta by ASA, and ASA is solely responsible for the accuracy of such information.

C. The selection of publishing agents for ASA's fare, rule, and related information will be in Delta's sole discretion, but Delta will apply criteria for the selection of ASA's publishing agents similar to the criteria that Delta applies to itself.

D. Delta will pay all routine expenses associated with instructing publishing agents to publish ASA's fares, rules, and related information as set forth herein.

ARTICLE 2.  SCHEDULES PUBLICATION.
---------------------------------

A. As agent for ASA, Delta will furnish ASA's schedules and related information to appropriate publishers, and ASA hereby authorizes Delta to undertake such activities. Delta will notify ASA when any schedule and related information that ASA desires to have published must be submitted to Delta, and Delta will furnish to publishers all such information which is received in a timely manner by Delta. ASA agrees and understands that if ASA desires to have its schedule and related information submitted by Delta to appropriate publishers, ASA will be required to submit said information to Delta in writing approximately six (6) weeks in advance of the scheduled publication date so that information can be properly disseminated to marketers of air transportation and the public. Delta will specify the formats in which the schedule and related information must be submitted to Delta.

B. Delta will pay all routine expenses associated with furnishing ASA's schedules and related information to publishers as set forth herein.

C. To avoid confusing or misleading the public and marketers of air transportation, ASA agrees to use only the flight numbers assigned by Delta and agrees not to list ASA's flights under other flight numbers unless otherwise agreed to by Delta.

D. The selection of publishers for ASA's schedule and related information will be in Delta's sole discretion, but Delta will apply criteria for the selection of ASA's publishers similar to the criteria that Delta applies to itself. Nothing in this Article or this Agreement prevents ASA from publishing its own schedule and related information at any time or in any way that ASA deems desirable, provided that any such information published by ASA must be the same as or consistent with the information which ASA provides to Delta

E. If any schedule publishers selected by Delta permit airlines to list connecting services in addition to the connecting services ordinarily listed by that publisher, Delta will request and pay for such additional listings if Delta, in its sole discretion, determines that such additional listings would be beneficial to the travelling public; provided, in determining whether any such additional listings for ASA should be published,

Delta will use criteria similar to the criteria used by Delta for listing Delta's paid connections.

F. Delta will publish and pay for ASA's schedules in Delta's Quick Reference Schedules and System Timetables; the format and nature of such Schedules and Timetables will be in the sole discretion of Delta, Delta will publish and pay for Quick Reference Schedules solely including ASA in cities served by ASA but not served by Delta; the format and nature for such Quick Reference Schedules will be in Delta's sole discretion.

ARTICLE 3.  ACCOUNTING PROVISIONS.
---------------------------------

A. ASA will process all passenger air transportation billings involving Delta through the Airlines' Clearing House ("ACH"). Unless otherwise agreed to by the parties in writing, the pricing of all ASA issued Traffic Documents and all flight coupons issued by Delta or validated on Delta and honored by ASA will be in accordance with the terms and procedures set forth in the ACH Interline Sampling Agreement as outlined in Section D of the ACH Procedures Manual. Any deviation from these terms and procedures must be agreed to in writing by both parties.

B. When ASA bills Delta for sales on ASA involving Traffic Documents and/or Delta issued/plated tickets for which travel agents and/or SATO, Inc. or others have been or will be compensated, ASA will reimburse Delta, at Delta's applicable agency and/or SATO, Inc. or other compensation rate at the time of the billing, for the compensation paid by Delta based on ASA's portion of said Traffic Documents or tickets. The amount of such reimbursement will be determined by using the ACH sampling procedures referred to in Article 3(A).

C. If a flight operated by ASA is shown on the first leg of any itinerary of any ticket and Delta is not shown in the itinerary on that ticket (including tickets where ASA is the only airline), ASA will reimburse Delta for any credit card discount charges and dishonored or invalid checks associated with such tickets; provided, ASA will use the same procedures that Delta uses for its own passengers to verify the validity of credit cards and the identity of persons writing checks. As between ASA and Delta, Delta will pay for credit card discount charges on tickets involving itineraries including flights operated by ASA and Delta.

ARTICLE 4.  AIRPORT RELATED AND TICKETING SERVICES.
--------------------------------------------------

A. ASA will provide its own ticketing services; provided, Delta will provide supplemental ticketing services for ASA at Delta's ticketing locations and will use Delta ticket stock for such purposes.

B. Delta will design, provide, and pay for appropriate airport and other signage to reflect the Delta Connection and the relationship between ASA and Delta. The nature and type of such signage will be in the sole discretion of Delta, subject to any airport or governmental restraints. Delta will be responsible for installing and maintaining all such signage, but the parties will mutually determine which party will obtain any necessary formal or informal approvals from appropriate airport or other authorities to install such signage. The parties will fully cooperate with each other in all endeavors relating to such signage and any necessary approvals.

ARTICLE 5. CUSTOMER SERVICES.
----------------------------

A. ASA will handle all customer related services in a professional, businesslike, and courteous manner. In order to insure a high level of customer satisfaction, ASA will:

     1. Establish and maintain customer handling procedures and policies which are similar to those utilized by Delta; and

     2. Establish, maintain, and enforce employee conduct, appearance and training standards and policies which are similar to those utilized by Delta.

B. ASA and Delta will periodically meet to discuss and review ASA's customer handling procedures and policies and ASA's employee conduct, appearance, and training standards and policies to insure compliance with this Article 5.

ARTICLE 6. TRAFFIC DOCUMENTS AND RELATED PROCEDURES.
---------------------------------------------------

A. Pursuant to mutually acceptable procedures, Delta will periodically provide ASA with Delta machine and manual ticket stock, miscellaneous charges orders, credit card refund drafts, credit card refund vouchers and other related documents (collectively referred to as "Traffic Documents"). Delta will maintain a supply of Traffic Documents at Delta's General Offices in Atlanta and, upon written request from ASA, will supply ASA with appropriate supplies of Traffic Documents.

B. Unless otherwise agreed to by Delta in writing, Traffic Documents may be used, completed, validated, and issued only by ASA.

C. ASA will promptly surrender and return all Traffic Documents to Delta upon Delta's written request.

D. ASA will maintain records of the Traffic Documents in a manner and format acceptable to Delta. ASA will acknowledge receipt in writing of all Traffic Documents in the manner prescribed by Delta.

E. ASA will conform with and abide by all of Delta's rules and regulations regarding the Traffic Documents.

F.   Reporting and Remitting With Respect to Traffic Documents.
     ---------------------------------------------------------


     1. On a daily basis, ASA will provide Delta with a report for each ASA ticketing location of all ticketing and related transactions on Traffic Documents for the prior day. Said report will be in a format determined by Delta and will include without limitation all credit card transactions, including supporting documentation.

     2. ASA will accumulate all monies with respect to all transactions on Traffic Documents (other than credit card transactions) on a weekly basis ending at the close of business each Sunday. Not later than the second Monday following the weekly period to which said transactions are applicable, ASA will remit to Delta for all transactions on Traffic Documents (other than credit card transactions) during the applicable weekly period.

     3. ASA will issue all Traffic Documents, and will collect appropriate charges, in accordance with the tariffs, fares, rates, rules and regulations of applicable carriers. ASA is responsible for all undercharges and incorrect fares, rates, and charges on Traffic Documents issued by or for ASA, and Delta may deduct from sums due ASA all amounts resulting from any such undercharges or incorrect fares, rates, and charges. The amount of such undercharges will be determined by utilizing the ACH sampling procedures referred to in Article 3(A) for passenger tickets and on a direct billing basis for baggage/cargo related items.

     4. ASA will reimburse Delta a rate of 2.5 percent for all credit card charges set forth in Article 3(C) (other than sales on UATP) made by ASA on Traffic Documents in accordance with the ACH sampling procedures in Article 3(A). ASA will reimburse Delta at the ACH rate for the non-Delta portion of all UATP credit card sales, or at such other rate as the parties may mutually agree upon in writing.

G.   Responsibility for Traffic Documents.
     ------------------------------------

          ASA will take all reasonable and necessary measures to safeguard the Traffic Documents as of the time of receipt and thereafter. ASA will maintain the Traffic Documents in accordance with mutually agreed upon security procedures and facilities. ASA is responsible for all risk of loss, misuse, misappropriation, and theft of Traffic Documents as of the time ASA takes possession of the Traffic Documents.

H.   Denied Boarding Compensation Vouchers.
     -------------------------------------

          Delta will use its best efforts to observe ASA's rules and regulations regarding procedures for denied boarding. ASA is responsible for notifying Delta of ASA's denied boarding rules and immediately notifying Delta of all changes to such rules. Delta is not responsible for, and ASA will indemnify Delta for, any claims, damages, or liabilities which result from ASA's failure to give such notice, from Delta's payment, failure to pay, or incorrect payment of denied boarding compensation, or from Delta's failure to adhere to ASA's denied boarding compensation rules. Delta shall use ASA denied boarding compensation vouchers which will be provided to Delta by ASA, at ASA's expense, and Delta is hereby expressly authorized to issue ASA denied boarding compensation vouchers on ASA's behalf.

I.   Refund Vouchers.
     ---------------

     1. Delta will use Delta refund vouchers for refunds for all transactions handled by Delta involving ASA.

     2. ASA will use ASA refund vouchers for all transactions hereunder, other than credit card sales refunds. ASA will use

Delta credit card refund vouchers for credit card sales refunds and will comply with Delta's rules and regulations for handling and processing such refunds. Delta will supply ASA with an appropriate supply of credit card refund vouchers.

J.   Inconvenienced Passengers.
     -------------------------

          Delta is authorized, but not obligated, to undertake on behalf of ASA the following actions, to execute the following documents, and otherwise to take all reasonable measures in Delta's sole discretion, to accommodate ASA passengers who may be inconvenienced as a result of any action or inaction taken by ASA, any action or inaction taken by Delta while acting on ASA's behalf, or as a result of any happening or occurrence which is beyond the control of either ASA or Delta:

     1.   Expense Vouchers - ASA shall provide Delta, at ASA's expense, with ASA
          ----------------
          expense vouchers which Delta is authorized to issue on ASA's behalf to ASA customers who incur ground transportation, hotel, meal or other similar expenses as a result of an ASA flight cancellation, diversion, delay, or similar incident. ASA will promptly provide Delta with instructions for issuing such expense vouchers.

     2.   Expense Checks - Delta may issue Delta's expense checks to ASA
          --------------
          customers in accordance with the rules and regulations established by ASA and provided to Delta by ASA. Delta will periodically invoice ASA for the amounts involved in such expense checks.

     3.   Petty Cash Disbursements - Delta may make petty cash disbursements to
          ------------------------
          ASA customers in accordance with the rules and regulations established by ASA and provided to Delta by ASA. Delta will periodically invoice ASA for the amounts involved in such petty cash disbursements.

     4.   ASA Swift and Baggage Forwarding Expenses - Delta may
          -----------------------------------------
          contract on ASA's behalf to have ASA customers' baggage and ASA Swift packages forwarded to their appropriate destination in the event that either is detained, delayed, misshipped, or not shipped. Delta may either incur such expenses itself and be reimbursed by ASA, or arrange for ASA to be invoiced directly.

ARTICLE 7. TERM.
---------------

A. This Agreement is effective on the date first written above and will continue thereafter until August 9, 1994 unless terminated by either party on not less than one-hundred, eighty (180) days' advance written notice.

B. Either party may terminate this Agreement immediately if the other party files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors of all or substantially all of its assets, fails to secure dismissal of any involuntary petition in bankruptcy within sixty (60) days after the filing thereof, or petitions for reorganization, liquidation, or dissolution under any federal or state bankruptcy law or similar law, or if any such actions are imminent.

C. Delta may, in Delta's sole discretion, terminate this Agreement if ASA agrees to merge into or with any entity, agrees to be acquired by any entity, or enters into a letter of intent either to merge into or with any entity or to be acquired by any entity; provided, the foregoing shall not apply if ASA is the acquiring or surviving entity.

D. Termination of this Agreement for any reason shall not relieve either party of rights or obligations incurred prior to the effective date of termination.

ARTICLE 8. FEES AND CHARGES.
---------------------------

A. Unless otherwise agreed to by the parties in writing, ASA will pay all fees, rentals, charges, costs, and other expenses in any way connected with or related to this Agreement or ASA's operations including but not limited to terminal fees and rentals, landing fees, and other airport charges, unless Delta has expressly agreed herein to pay for such fees, charges, costs, rentals, or other expenses. ASA agrees that notice of any such fees, rentals, charges, costs, other expenses, taxes, fees, and assessments may be served directly on ASA.

B. Effective May 1, 1984, ASA will pay Delta $20,000 per month for costs and expenses incurred by Delta at locations of Scheduled Airlines Traffic Office, Inc. involving ASA transportation. The parties will periodically review this amount and adjust it upwards or downwards, as appropriate, to account for schedule and route changes and for increased or decreased costs and expenses incurred by Delta.

C. ASA will reimburse Delta and otherwise pay for all taxes, fees, and other assessments (other than income taxes on the net income of Delta) which are imposed by any governmental or administrative entity and which are connected with this Agreement or any services, materials, goods, or other benefits furnished hereunder.

D. Delta will periodically invoice ASA for any amounts due under this Agreement, and ASA will pay all such invoices within ten (10) days of receipt.

ARTICLE 9. LIABILITY PROVISIONS.
-------------------------------

A. ASA shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless Delta, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, actions, causes of actions, losses, costs, and expenses of any nature whatsoever (including investigation and witness costs and expenses and attorneys' fees and expenses) in any manner arising out of, connected with, or attributable to this Agreement, the performance, improper performance, or non-performance of any and all services to be undertaken by ASA pursuant to this Agreement, the loss, theft, use, or issuance of Traffic Documents, or the operation, non-operation, or improper operation of ASA's aircraft, equipment, or facilities at any location, excluding only claims, demands, damages, liabilities, actions, causes of action, losses, costs, and expenses resulting from the gross negligence or willful misconduct of Delta, its directors, officers, agents, or employees. ASA will do all things necessary to cause and assure, and will cause and assure, that ASA will at all times be and remain in custody and control of any aircraft, equipment, and facilities of ASA, and Delta, its directors, officers, employees, and agents shall not, for any reason, be deemed to be in the custody or control, or a bailee, of ASA's aircraft, equipment, or facilities.

B. Delta shall be liable for and hereby agrees fully to defend, release, discharge, indemnify, and hold harmless ASA, its directors, officers, employees, and agents from and against any and all claims, demands, damages, liabilities, actions, causes of actions, losses, costs, and expenses of any nature whatsoever (including investigation and witness costs and expenses and attorneys' fees and expenses) in any manner arising out of, connected with, or attributable to this Agreement, the performance, improper performance, or non-performance of any and all services to be undertaken by Delta pursuant to this Agreement, or the operation, non-operation, or improper operation of Delta's aircraft, equipment, or facilities at any location, excluding only claims, demands, damages, liabilities, actions, causes of action, losses, costs, and expenses resulting from the gross negligence or willful misconduct of ASA, its directors, officers, agents, or employees. Delta will do all things necessary to cause and assure, and will cause and assure, that Delta will at all times be and remain in custody and control of any aircraft, equipment, and facilities of Delta, and ASA, its directors, officers, employees, and agents shall not, for any reason, be deemed to be in the custody or control, or a bailee, of Delta's aircraft, equipment, or facilities.

C. ASA and Delta agree to comply with all rules, regulations, directives, and similar instructions of appropriate governmental, judicial, and administrative entities, including but not limited to airport authorities, the Federal Aviation Administration, and the Civil Aeronautics Board (and its successor agencies).

D. OTHER THAN ANY WARRANTIES SPECIFICALLY CONTAINED IN THIS AGREEMENT, DELTA DISCLAIMS AND ASA HEREBY WAIVES ANY WARRANTIES, EXPRESS OR IMPLIED, ORAL OR WRITTEN, INCLUDING BUT NOT LIMITED TO ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR INTENDED USE RELATING TO ANY EQUIPMENT, DATA, INFORMATION, OR SERVICES FURNISHED HEREUNDER. ASA AGREES THAT DELTA IS NOT LIABLE TO ASA OR ANY OTHER PERSONS FOR CONSEQUENTIAL, PUNITIVE, OR SPECIAL DAMAGES UNDER ANY CIRCUMSTANCES IN CONNECTION WITH MATTERS ARISING OUT OF THIS AGREEMENT.

ARTICLE 10. WORKERS' COMPENSATION AND EMPLOYERS' LIABILITY INSURANCE PROVISIONS.
-------------------------------------------------------------------------------

A. The employees, agents, and independent contractors of Delta are the employees, agents, and independent contractors of Delta for all purposes, and shall under no circumstances be deemed to be, or shall be, employees, agents, or independent contractors of ASA.

B. The employees, agents, and independent contractors of ASA are the employees, agents, and independent contractors of ASA for all purposes and under no circumstances shall be deemed to be, or shall be, the employees, agents, or independent contractors of Delta.

C. Each party assumes full responsibility for any and all liability to its own employees on account of injury, or death resulting therefrom, sustained in the course of their employment. Each party, with respect to its own employees, accepts full and exclusive liability for the payment of Workers' Compensation or Employers' Liability for insurance premiums with respect to such employees, and for the payment of all taxes, contributions or other payments for unemployment compensation or old age benefits, pensions, annuities, or other similar benefits now or hereafter imposed upon employers by any government or agency thereof having jurisdiction in respect of such employee measured by the wages, salaries, compensation or other remuneration paid to such employees; each party also agrees to make such payments and to make and file all reports and returns and to do everything necessary to comply with the laws imposing such taxes, contributions, or payments.

ARTICLE 11. INSURANCE PROVISIONS.
--------------------------------

A. ASA shall procure and maintain in full force and effect during the term of this Agreement policies of insurance of the types of coverage in the minimum amounts in companies and under terms and conditions satisfactory to Delta as follows:

     1. All risk hull insurance on an agreed value basis, not to exceed replacement value.

     2. Comprehensive general liability (premises, products, completed operations and contractual) covering personal and bodily injury and property damage in the amount not less than $200,000,000 per occurrence.

     3.   Workers' compensation for statutory limits per accident.

     4.   Employer's liability in an amount not less than $500,000 per accident.

     5.   Baggage liability in an amount not less than $100,000 per occurrence.

     6. Cargo liability in an amount not less than $100,000 per loss, casualty or disaster.

     7.   Automobile liability of not less than $5,000,000.00.

B. ASA shall cause the policies of insurance described in this Agreement to be duly and properly endorsed by ASA's insurance underwriters as follows:

     1.   As to policies of insurance described in Article 11 (A)(1), (A)(2),
          (A)(3), (A)(4), (A)(5), (A)(6) and (A)(7): (a) to provide that any waiver of rights of subrogation against other parties by ASA will not affect the coverage provided hereunder with respect to Delta; and (b) to provide that ASA's underwriters shall waive all subrogation rights arising out of this Agreement against Delta, its directors, officers, employees and agents without regard to any breach of warranty on the part of ASA.

     2.   As to policies of insurance described in Article 11 (A)(2), (A)(5),
          (A)(6), and (A)(7): (a) to provide that Delta, its directors, officers, employees and agents shall be endorsed as named insured parties thereunder; and (b) to provide that said insurance shall be primary insurance.

     3. As to policies of insurance described in Article 11 (A)(2): (a) to provide a cross-liability clause as though separate policies were issued for Delta and ASA and their respective directors, officers, employees and agents; and (b) to provide contractual liability insurance coverage for liability assumed by ASA under this Agreement.

     4. As to any insurance obtained from foreign underwriters, to provide that Delta may maintain against said underwriters a direct action in the United States upon said insurance policies and to this end provide a standard service of suit clause designating a United States attorney in Washington, D.C., or New York, New York.

     5. All insurance policies shall provide that the insurance shall not be invalidated by any action or inaction of ASA.

C. ASA shall cause each of the insurance policies to be duly and properly endorsed to provide that said policy or policies or any part or parts thereof shall not be cancelled, terminated or materially altered, changed or amended by ASA's insurance underwriters, until after sixty (60) days' written notice to Delta which sixty (60) days' notice shall commence to run from the date such notice is actually received by Delta.

D. Not later than the effective date of this Agreement, and from time to time thereafter upon request by Delta, ASA shall furnish Delta evidence satisfactory to Delta of the aforesaid insurance coverages and endorsements, including certificates certifying that the aforesaid insurance policy or policies with the aforesaid limits are duly and properly endorsed as aforesaid and are in full force and effect. Initially, this evidence shall be certificates of the policies required hereunder.

E. In the event ASA fails to maintain in full force and effect any of the insurance and endorsements, Delta shall have the right (but not the obligation) to procure and maintain such insurance or any part thereof. The cost of such insurance shall be payable by ASA to Delta upon demand by Delta. The procurement of such insurance or any part thereof by Delta does not discharge or excuse ASA's obligation to comply with the provisions set out herein. ASA agrees not to cancel, terminate or materially alter, change or amend any of the policies until after providing sixty (60) days' advance written notice to Delta of ASA's intent to so cancel, terminate or materially alter, change or amend said policies of insurance, which sixty (60) day notice period shall commence to run from the date notice is actually received by Delta.

F. During the effectiveness of this Agreement, ASA agrees to maintain on deposit with the Department of Transportation a signed counterpart of the interim "Montreal Agreement" (Agreement CAB 18900) which has the effect of increasing the limits of liability under the Warsaw Convention to seventy-five thousand dollars ($75,000.00) ASA further agrees to be bound by Agreement CAB 18900 and any subsequent amendment thereto or any subsequent order of the Department of Transportation or protocol ratified by the United States Government which relates to and modifies the limit of liability under the Warsaw Convention.

G. With respect to all personal and property claims against ASA but not against Delta, whether or not covered by the insurance policies set forth in this Article or otherwise, Delta is responsible only for filing an initial report and has no other obligations with respect to such claims, and ASA is fully responsible for handling all adjustments, settlements, negotiations, litigation, and similar activities in any way related to or connected with such claims.

H. The parties hereby agree that from time to time during the effectiveness of this Agreement, Delta may require ASA to have and maintain amounts of insurance coverages in excess of the minimum amounts set forth should the circumstances and conditions of ASA's operations under this Agreement be deemed, in Delta's sole discretion, to require reasonable increases in any or all of the foregoing minimum insurance coverages.

  ARTICLE 12. OPERATIONS OF ASA AS A DELTA CONNECTION CARRIER.
              -----------------------------------------------

Nothing in this Agreement confers any rights for either party to restrict the other party's ability: (1) to maintain or change rates, fares, tariffs, markets, schedules, equipment, services, distribution and marketing methods, competitive strategies, or similar matters; (2) to engage in vigorous and full competition with other entities; or (3) to do business, or choose not to do business, with other entities. Notwithstanding the foregoing, ASA acknowledges and agrees that participation in the Delta Connection program obligates ASA to offer and maintain a quality and professional level of service in terms of schedules, customer service, and the like. Accordingly, not less than once each year of this Agreement, the parties will: (a) meet to review and discuss the services, operations, and plans of ASA as a Delta Connection Carrier; and (b) jointly develop a written business plan for the operations and services of ASA. ASA will comply with said business plan and all reasonable recommendations of Delta in this area.

ARTICLE 13. CONTRACT INTERPRETATION.
-----------------------------------

A. This Agreement is subject to, and will be interpreted in accordance with, the laws of the United States and more specifically, the laws of the State of Georgia.

B. The captions in this Agreement are for convenience only, confer no rights or obligations on either party, and do not alter any terms of this Agreement.

C.   Time is of the essence in this Agreement.

D. The terms and conditions enumerated in this Agreement constitute the entire agreement between the parties and supersede those of any previous agreement or communications with respect to the subject matter hereof, including without limitation the Delta Connection Agreement between the parties dated August 6, 1984, as amended on October 5, 1985.

F. If any provision of this Agreement is rendered inoperative, void, or illegal by operation of law or otherwise, the other and remaining provisions contained in this Agreement will remain in full force and effect.

ARTICLE 14. CIRCUMSTANCES BEYOND THE PARTIES' CONTROL.
-----------------------------------------------------

With the exception of outstanding rights and obligations, each party will be relieved of its obligations under this Agreement in the event and to the extent that performance is delayed or prevented by any causes reasonably beyond that party's control, including without limitation acts of God and force majeure.

ARTICLE 15. NO LICENSE GRANTED.
------------------------------

This Agreement is not, and shall not be construed to be, a license for either party to use the trade names, trademarks, service marks, or logos of the other party, except as expressly authorized in writing in advance by such party.

ARTICLE 16. MODIFICATION AND WAIVER.
-----------------------------------

This Agreement may not be modified, altered, or amended in any way except by another document signed by authorized representatives of both parties.

B. No waiver of any provision or any breach of this Agreement will constitute, or be deemed to constitute, a waiver of any other provision hereof or a waiver of any other breach of this Agreement.

ARTICLE 17. NOTICES.
-------------------

A. All notices or other communications required or called for hereunder must be in writing and will be deemed to have been duly served if sent by United States mail or telegraph, postage prepaid.

B.   Notices and communications to be served by ASA on Delta shall be sent to:


                    Mr. W. Whitley Hawkins
                    Senior Vice President-Marketing
                    Delta Air Lines, Inc.
                    Hartsfield Atlanta International Airport
                    Atlanta, Georgia 30320

C.   Notices and communications to be served by Delta on ASA shall be sent to:


                    Mr. John Beiser
                    Senior Vice President-Sales and Services
                    Atlantic Southeast Airlines, Inc.
                    General Offices
                    1688 Phoenix Parkway
                    College Park, Georgia 30349


ARTICLE 16. ASSIGNMENT.
----------------------

Neither party may assign or transfer this Agreement or any portion of it to any entity without the express written consent of the other party. If this Agreement is assigned or transferred, by operation of law or otherwise, without such consent, the non-assigning or non-transferring party may immediately terminate this Agreement and the assigning or transferring party will be liable, without limitation, for all outstanding obligations and liabilities of or made by the assigning or transferring party and the assignee, attempted assignee, transferee, or attempted transferee.

                                   *   *   *


     IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned duly authorized representatives:

ATLANTIC SOUTHEAST AIRLINES, INC.       DELTA AIR LINES, INC.


By:  /s/ John Beiser                     /s/ W. Whitley Hawkins
    ----------------------              ------------------------------
    John Beiser                         W. Whitley Hawkins
    Senior Vice President-              Senior Vice President-Marketing
    Sales and Services

                  AMENDMENT TO THE DELTA CONNECTION AGREEMENT

     This Amendment ("Amendment"), dated this 17th day of December, 1987, amends the Delta Connection Agreement dated July 1, 1986, ("Agreement") between Delta Air Lines, Inc. ("Delta"), whose principal office is located at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 and Atlantic Southeast Airlines, Inc. ("ASA") whose principal office is located at 1688 Phoenix Parkway, College Park, Georgia 30349.

     WHEREAS, Delta and ASA have entered into a Delta Connection Agreement and now wish to amend that Agreement;

     NOW, THEREFORE, Delta and ASA agree as follows:

     1. This Amendment amends the above-referenced Agreement and, except as expressly modified hereby, the Agreement shall remain in full force and effect and shall govern the performance, obligations and remedies of the parties.

     2.   The following provision is added as Article 3(C)(1) of the Agreement:

          If a flight operated by Delta is shown on any leg in the itinerary of any traffic document issued and sold at any ASA office, Delta will reimburse ASA for invalid checks associated with such traffic documents and tickets; provided, ASA has conformed with Delta's check acceptance procedures and has exhausted all means of obtaining monies owed. ASA hereby assigns to Delta its rights to recover any amounts due based on the invalid checks described herein, once it has exhausted all means of obtaining monies owed, and authorizes Delta to take whatever actions it may deem necessary to recover the monies owed.

     IN WITNESS WHEREOF, the parties have executed this Amendment by their undersigned duly authorized representatives.


ATLANTIC SOUTHEAST AIRLINES, INC.            DELTA AIR LINES, INC.

By:(Proper officer-signature illegible)      By: /s/ W. Whitley Hawkins
   ------------------------------------         ------------------------
         Senior Vice President                  W. Whitley Hawkins
Title: Sales & Services                         Senior Vice President
                                                Marketing

                  AMENDMENT TO THE DELTA CONNECTION AGREEMENT
                  -------------------------------------------


     This Amendment ("Amendment") effective 01 day of July, 1988, amends the Delta Connection Agreement ("Agreement") between Delta Air Lines, Inc. ("Delta"), Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 and Atlantic Southeast Airlines, Inc. ("ASA"), 1688 Phoenix Parkway, College Park, Georgia 30349.

     This Amendment amends the above-referenced Agreement, and except as expressly modified hereby the Agreement shall remain in full force and effect and shall govern the performance, obligations and remedies of the parties.

     Delta and ASA hereby amend the Agreement as follows:

Article 3 is hereby amended to add the following as Paragraph D:
---------

D. ASA will pay Delta for all amounts paid by Delta to vendors of computerized reservations systems ("CRS's") attributable to passengers booked on ASA flights who do not connect to/from a Delta flight. For purposes of computing the amount
       ---
of this payment, the number of ASA passengers who do not connect to/from Delta
                                                     ---
in a given month will be divided by the total number of ASA passengers, and the quotient will be multiplied times the amount of the payment made to each CRS vendor for the applicable month. Payments due hereunder are applicable only to those CRS vendors which now or in the future provide Delta with a breakdown of ASA passengers booked.

     This Amendment is effective on the date first written above and shall remain in effect until the Agreement is terminated.

     The terms as defined in the Agreement shall have the same meaning as in this Amendment.

     IN WITNESS WHEREOF, the parties have executed this Amendment by their undersigned duly authorized representatives:

ATLANTIC SOUTHEAST AIRLINES, INC.           DELTA AIR LINES, INC.


By: (Proper officer-signature illegible)    By: /s/ W. Whitley Hawkins
   ------------------------------------         ----------------------
    Senior Vice President                       W. Whitley Hawkins
Title: Sales and Services                       Senior Vice President
                                                Marketing

                                              Percent of Each
     Percent of Passengers               Computerized Reservations
       Connected to Delta                Systems (CRS) to be Paid
     ---------------------               -------------------------
           0 - 15                                  85

          16 - 20                                  80

          21 - 25                                  75

          26 - 30                                  70

          31 - 35                                  65

          36 - 40                                  60

          41 - 45                                  55

          46 - 50                                  50

          51 - 55                                  45

          56 - 60                                  40

          61 - 65                                  35

          66 - 70                                  30

          71 - 75                                  25

          76 - 80                                  20

          81 - 85                                  15

          86 - 90                                  10

          91 - 95                                   5

            96+                                     0

                      [DELTA AIR LINES, INC. LETTERHEAD]

                  AMENDMENT TO THE DELTA CONNECTION AGREEMENT


     This Amendment ("Amendment"), dated this 4th day of March, 1992, amends the Delta Connection Agreement ("Agreement") dated July 1, 1986, effective January 1, 1992, between Delta Air Lines, Inc. ("Delta"), whose principal office is located at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320 and Atlantic Southeast Airlines, Inc. ("ASA"), whose principal office is located at 1688 Phoenix Parkway, College Park, Georgia 30349.

     WHEREAS, Delta and ASA have entered into a Delta Connection Agreement and now wish to amend that Agreement;

     NOW, THEREFORE, Delta and ASA agree as follows:

     1. This Amendment amends the above-referenced agreement and, except as expressly modified hereby, the Agreement shall remain in full force and effect and shall govern the performance, obligations and remedies of the parties.

     2.   The following provision replaces Article 3(A) of the Agreement:

          Subject to the provisions of Article 6(F) of this agreement, ASA will price and process all passenger air transportation and air freight billings involving Delta through the Airlines Clearing House ("ACH") in accordance with the procedures set forth from time to time in the ACH Manual of Procedure (the "Manual") or as set forth by Delta after 30 days written notification and consultation with ASA. Without limiting the generality of the foregoing, unless otherwise agreed to by the parties in writing, all Delta flight coupons of source types 010 (Lifts) and 020 (Exchanges) issued by ASA and all flight coupons of source types 010 and 020 issued by or validated on Delta and honored by ASA, will be priced in accordance with the procedures set forth in the ACH sampling procedures (the "sampling procedures") outlined in Section D of the Manual. Any deviation from the sampling procedures shall be agreed to in writing by the parties.

     IN WITNESS WHEREOF, the parties have executed this amendment by their undersigned duly authorized representatives.

ATLANTIC SOUTHEAST AIRLINES, INC.      DELTA AIR LINES, INC.


By: /s/ John Beiser                    By: /s/ Russ Garrota
   ------------------------               ----------------------------
    John Beiser                             Russ Garrota
    Senior Vice President                   Assistant Vice President
    Sales and Services                      Sales and Marketing Programs

                                 AMENDMENT TO
                         CONNECTION CARRIER AGREEMENT


     THIS AMENDMENT (this "Amendment") dated as of August 1, 1994, between DELTA AIR LINES, INC., having its principal place of business located at Hartsfield Atlanta International Airport, Atlanta, Georgia 30320-6001 ("Delta"), and ATLANTIC SOUTHEAST AIRLINES, INC., having its principal place of business located at 100 Hartsfield Centre, Suite 800, Atlanta, Georgia 30354-1356 ("ASA").


                             W I T N E S S E T H:

     WHEREAS, Delta and ASA are parties to a certain Delta Connection Agreement, dated and effective July 1, 1986, as amended by amendments dated February 19, 1987, December 17, 1987, July 1, 1988 and March 4, 1992 (the Delta Connection Agreement, as so amended, is hereafter referred to as the "Agreement"); and

     WHEREAS, the Agreement will expire by its terms on August 9, 1994; and

     WHEREAS, Delta and ASA desire to extend the term of the Agreement as provided herein;

     NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby amend the Agreement as follows:

     1.   Extension of Term.  The fixed term of the Agreement is hereby extended
          -----------------
until December 31, 1994. Thereafter, the Agreement shall continue in full force and effect until terminated by either party on thirty (30) days' advance written notice to the other party or earlier terminated in accordance with the provisions of Article 7.

     2.   No Further Amendment.  Except as amended hereby, the Agreement shall
          --------------------
remain in full force and effect in accordance with its terms.

     3.   Governing Law.  This Amendment shall be governed by and construed in
          -------------
accordance with the laws of the State of Georgia.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as of the day and year first above written.

                                    DELTA AIR LINES, INC.



                                    By: /s/ Robert W. Coggin
                                        ----------------------------
                                        Robert W. Coggin
                                        Senior Vice President -
                                        Marketing



                                    ATLANTIC SOUTHEAST AIRLINES, INC.



                                    By: /s/ John Beiser
                                        ----------------------------
                                        John Beiser
                                        President